EXHIBIT 10.8

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this "Agreement") made as of March [__], 2013 by and between Frederick's of Hollywood Group Inc., a New York corporation with its principal office 6255 Sunset Blvd., 6th Floor, Hollywood, CA 90028 (the "Corporation"), and __________________, a Director of the Corporation residing at _________________ ("Indemnitee").

W I T N E S S E T H :

WHEREAS, the Corporation seeks to attract and retain the most capable persons available to serve as its directors and officers;

WHEREAS, such persons require substantial protection against personal liability arising out of their faithful service to the Corporation;

WHEREAS, in recognition of the Corporation's desire to have the Indemnitee serve on its Board of Directors (the "Board"), and as a material inducement to Indemnitee's willingness to serve on the Board, the Corporation desires to provide Indemnitee with the right to indemnification and advancement of expenses and Indemnitee desires to receive such right, all upon the terms and subject to the conditions contained herein; and

WHEREAS, the Corporation and Indemnitee believe it desirable to enter into agreements to reflect indemnification and advancement of expenses arrangements.

NOW, THEREFORE, in consideration of the foregoing premises, Indemnitee's continued service to the Corporation and the mutual covenants contained herein, the parties hereby agree as follows:

1.                  Certain Terms Defined. As used in this Agreement, the following terms shall have the following meanings:

(a)                The term "Action" shall mean any action or proceeding, whether civil, criminal, administrative, investigative or otherwise, and including one by or in the right of the Corporation or by or in the right of any other Covered Entity which Indemnitee served in any capacity at the request of the Corporation.

(b)               The term "Covered Entity" shall mean the Corporation and any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity or enterprise (as well as any domestic or foreign predecessor entity of each such entity in a merger, consolidation or other transaction) of which Indemnitee is, was or may be deemed to be serving at the request of the Corporation as director, officer, employee, partner (limited or general), trustee, agent or fiduciary.

(c)                The term "Expenses" shall include all attorneys' fees, retainers, court and arbitration costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, scanning and data processing charges, electronic legal research and other database charges, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, an Action.  Expenses also shall include (i) expenses incurred in connection with any appeal resulting from any Action, including the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent, and (ii) expenses incurred by Indemnitee in connection with the interpretation, enforcement or defense of Indemnitee's rights under this Agreement, by litigation or otherwise.

(d)               The term "Losses" shall mean Expenses, judgments, costs, fines (including any excise tax assessed with respect to any employee benefit plan) and amounts paid in settlement actually incurred by Indemnitee.

2.                  Right to Indemnification. The Corporation hereby irrevocably agrees to indemnify Indemnitee to the fullest extent permitted by New York law, as in effect on the date hereof. Subject to the terms set forth in this Agreement, the Corporation shall indemnify Indemnitee if Indemnitee is made, or is threatened to be made, a party to any Action by reason of the fact that Indemnitee is or was a director of the Corporation, or served another Covered Entity in any capacity, against Losses incurred as a result of such Action or any appeal thereof.

3.                  Limitation on Indemnification. Indemnitee shall not be entitled to indemnification under Section 2 if a judgment or other final adjudication adverse to Indemnitee establishes that (i) Indemnitee's acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) Indemnitee personally gained in fact a financial profit or other advantage to which Indemnitee was not legally entitled.

4.                  Indemnification for Expenses of an Indemnitee Upon Whole or Partial Success.  To the fullest extent permitted by New York law and to the extent that Indemnitee is a party to (or a participant in) any Action and is successful, on the merits or otherwise, such that Indemnitee would be entitled to indemnification under this Agreement or New York law in such Action, or in the defense of any claim, issue or matter therein, in whole or in part, the Corporation shall indemnify Indemnitee against all Expenses actually incurred by him in connection therewith.  If Indemnitee is not wholly successful, on the merits or otherwise, such that Indemnitee would be entitled to indemnification under this Agreement or New York law in such Action, the Corporation also shall indemnify Indemnitee against all Expenses incurred in connection with such successfully resolved claim(s), issue(s) or matter(s) and each claim, issue, or matter related to each successfully resolved claim(s), issue(s) or matter(s).  For purposes of this Section 4, the termination of any claim, issue or matter in such an Action prior to final adjudication on the merits, including, without limitation, by settlement or dismissal, with or without prejudice, without any express finding of liability or guilt against Indemnitee such that Indemnitee would not be entitled to indemnification under this Agreement or New York law, shall be deemed to be a successful result as to such claim, issue or matter.

5.                  Indemnification For Expenses of a Witness.  To the fullest extent permitted by New York law, Indemnitee shall be indemnified against any and all Expenses actually incurred by Indemnitee to the extent that Indemnitee is a witness in any Action to which Indemnitee is not a party.

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6.                  Advances of Expenses.

(a)  At the written request of Indemnitee, the Corporation shall advance to Indemnitee any and all Expenses incurred or to be incurred by Indemnitee in defending any Action in advance of the final disposition of such Action.

(b) Indemnitee hereby agrees and undertakes to repay such advanced amounts (or appropriate portions thereof) as to which it is finally determined by a court of competent jurisdiction after exhaustion of all appeals that Indemnitee was not entitled to such advanced amounts from the Corporation; provided that this undertaking shall be effective only if and to the extent that, by law, it must be enforced as a condition to the receipt by Indemnitee of advanced Expenses under this Section 6.

7.                  Payment by Corporation. The Corporation shall pay the indemnification requested under Section 2 and advance the Expenses requested under Section 6 promptly following receipt by the Corporation of Indemnitee's written request therefor and, in any event, no later than twenty (20) days after such receipt (in the case of requested indemnification) or seven (7) days after such receipt (in the case of requested advanced Expenses).

8.                  Indemnification for Additional Expenses. The Corporation shall indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, shall (within two (2) business days of such request) advance such Expenses to Indemnitee, which are incurred or to be incurred by Indemnitee in connection with any action brought by Indemnitee for (i) indemnification or advanced Expenses by the Corporation under this Agreement or any other agreement or the Corporation's Certificate of Incorporation or By-laws now or hereafter in effect relating to claims made against Indemnitee for which indemnification or advanced Expenses will or could be sought under this Agreement and/or (ii) recovery under any directors' and officers' liability insurance policies maintained by the Corporation, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advanced Expenses or insurance recovery, as the case may be.

9.                  Burden of Proof. In connection with any determination as to whether Indemnitee is entitled to be indemnified hereunder the burden of proof by clear and convincing evidence shall be on the Corporation to establish that Indemnitee is not so entitled.

10.              Presumptions.

(a)                For purposes of any determination as to whether Indemnitee acted in bad faith, Indemnitee shall be deemed to have acted in good faith if Indemnitee acted in reliance on the records or books of account of a Covered Entity, including its financial statements, or on information supplied to Indemnitee by the officers of a Covered Entity in the course of their duties, or on the advice of legal counsel for the Covered Entity or on information or records given or reports made to the Covered Entity by an independent certified public accountant or by an appraiser or other expert of the Covered Entity selected with reasonable care. The provisions of this Section 10 shall not be deemed to be exclusive or to limit in any way the other circumstances in which Indemnitee may be deemed to be entitled to indemnification.

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(b)               If Indemnitee has acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be conclusively deemed not to have acted in "bad faith" as referred to in this Agreement.

(c)                For purpose of determining whether Indemnitee personally gained in fact a financial profit or other advantage to which he was not legally entitled, to the fullest extent permitted by law, the Corporation's determination shall be based upon whether Indemnitee actually received an improper personal benefit in money, property or services.

(d)               The knowledge or actions, or failure to act, of any director, officer, agent or employee of the Covered Entity shall not be imputed upon Indemnitee for purposes of determining the right to indemnification under this Agreement.

11.              Enforcement.

(a)                 The right of Indemnitee to indemnification and advancement of Expenses provided by this Agreement shall be enforceable by Indemnitee in any court of competent jurisdiction. In such an enforcement action, the burden by clear and convincing evidence shall be on the Corporation to prove that the indemnification and advancement of Expenses being sought are not appropriate. Neither the failure of the Corporation to determine whether indemnification or the advancement of Expenses is proper in the circumstances nor an actual determination by the Corporation thereon adverse to Indemnitee shall constitute a defense to the action or create a presumption that Indemnitee is not so entitled.

(b)               Without limiting the scope of indemnification to which Indemnitee is entitled under this Agreement, (i) if Indemnitee has been successful on the merits or otherwise in the defense of an Action, Indemnitee shall be entitled to indemnification forthwith as authorized in Section 2 and (ii) the termination of any Action by judgment, settlement, conviction or plea of nolo contendere or its equivalent shall not in itself create a presumption that Indemnitee has not met the standard of conduct required for indemnification under this Agreement.

12.              Non-Exclusivity. Nothing contained in this Agreement shall limit the right to indemnification and advancement of Expenses to which Indemnitee would be entitled by law in the absence of this Agreement, or shall be deemed exclusive of any other rights to which Indemnitee in seeking indemnification or advancement of Expenses may have or hereafter be entitled under any law, provision of the Certificate of Incorporation, By-Laws, agreement approved by or resolution of the Board, or resolution of shareholders of the Corporation.

13.              Liability Insurance. The Corporation shall use reasonable best efforts to at all times maintain an insurance policy or policies providing directors' and officers' liability insurance, and Indemnitee shall be added as a named insured on all such policies in effect as of the date of this Agreement and, thereafter, from time to time, and the Corporation shall use reasonable best efforts to take all steps necessary from time to time to ensure that Indemnitee remains covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any director or officer of the Corporation. If at any time the Corporation receives a demand for indemnification or advanced Expenses, the Corporation shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in such insurance policies. The Corporation shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

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14.              Other Indemnitors.

(a)                The Corporation hereby acknowledges that Indemnitee may have other rights to indemnification for Losses ("Other Indemnitor(s)"). The Corporation agrees that the Corporation is the indemnitor of first resort of Indemnitee with respect to matters for which indemnification is provided under this Agreement and that the Corporation will be obligated to make all payments due to or for the benefit of Indemnitee under this Agreement without regard to any rights that Indemnitee may have against the Other Indemnitor(s). The Corporation hereby waives any equitable rights to contribution or indemnification from the Other Indemnitor(s) in respect of any amounts paid to Indemnitee hereunder. The Corporation further agrees that no payment of Expenses or Losses by the Other Indemnitor to or for the benefit of Indemnitee shall affect the obligations of the Corporation hereunder, and that the Corporation shall be obligated to repay the Other Indemnitor(s) for all amounts so paid or reimbursed to the extent that the Corporation has an obligation to indemnify Indemnitee for such Expenses or Losses hereunder.

(b)               In the event that any Other Indemnitor makes any payment of Expenses or Losses to or for the benefit of Indemnitee for which Indemnitee has sought indemnification from the Corporation, the Other Indemnitor making such payment shall have a right of contribution and/or be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee against the Corporation, and Indemnitee shall execute all papers reasonably required and take all action reasonably necessary to secure such rights, including, without limitation, execution of such documents as are necessary to enable such other person or entity to bring suit to enforce such rights. The Corporation and Indemnitee agree that each Other Indemnitor is an express third party beneficiary of the terms of this Section 14, entitled to enforce this Section 14 as though each such Other Indemnitor was a party to this Agreement.

15.              Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or in the right of the Corporation against Indemnitee, Indemnitee's spouse, heirs, executors or personal or legal representatives after the expiration of one (1) year from the date of accrual of such cause of action, and any claim or cause of action of the Corporation shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such one-year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern.

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16.              Notice of Claim. As a condition precedent to the right to be indemnified under this Agreement, Indemnitee shall give the Corporation written notice as soon as practicable of any claim made against Indemnitee for which indemnification or advancement of Expenses will or could be sought under this Agreement; provided, however, that the failure by Indemnitee to notify the Corporation of such claim will not relieve the Corporation from any obligation or liability under this Agreement unless and only to the extent that such failure to provide such notice is irreparably prejudicial to the Corporation. In addition, Indemnitee shall give the Corporation such information and cooperation as the Corporation reasonably may require in connection with a Claim; provided, that, Indemnitee shall not be required to provide any documentation or information to the extent that the provision thereof would undermine or prejudice Indemnitee's position in, rights under, or defense of such Claim, or undermine or jeopardize the attorney-client privilege. With respect to any Action or Claim, the Corporation will have the opportunity to consult with Indemnitee as to the procedure to be followed in defending, settling, or compromising the Action or Claim and, except as provided herein, Indemnitee may not consent to any settlement or compromise of the Action or Claim without the written consent of the Corporation, which may (a) be given by electronic mail and (b) not be unreasonably withheld, conditioned or delayed; provided, however, that if Indemnitee reasonably believes that time would be of the essence in settling or compromising such Action or Claim, Indemnitee may so settle or compromise such Action or Claim without first consulting with, or receiving the consent of, the Corporation. Notwithstanding the foregoing, in no event shall consent of the Corporation be required with respect to any settlement or compromise (or portion thereof) that would not result in the Corporation being liable to indemnify Indemnitee hereunder.

17.              Severability and Validity

. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision of this Agreement is held to be invalid, unenforceable or otherwise illegal for any reason, such invalidity or unenforceability shall not affect the other provisions of this Agreement and any provision so held to be invalid or unenforceable or otherwise illegal will be reformed to the extent, and only to the extent, necessary to make it enforceable, valid or legal. Upon such determination that any term or other provision is invalid, unenforceable or otherwise illegal, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

18.              Continuity of Rights.

(a) The right of Indemnitee to indemnification and advancement of Expenses under this Agreement shall (i) continue after Indemnitee has ceased to serve in any capacity which would entitle Indemnitee to indemnification or advancement of Expenses pursuant to this Agreement with respect to acts or omissions occurring prior to such cessation, (ii) inure to the benefit of the heirs, executors and administrators of Indemnitee, (iii) apply with respect to acts or omissions occurring prior to the execution and delivery of this Agreement to the fullest extent permitted by law and (iv) survive any restrictive amendment or termination of this Agreement with respect to events occurring prior thereto.

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19.              Actions Initiated by Indemnitee. Other than to the extent provided in Section 8, Indemnitee shall not be entitled to indemnification or advancement of Expenses under this Agreement with respect to any Action initiated by Indemnitee, but shall be entitled to indemnification and advancement of Expenses with respect to any counterclaim or third-party claim in any such Action.

20.              Fees and Expenses of Enforcement. It is the intent of the Corporation that Indemnitee not be required to incur legal fees and/or other Expenses associated with the interpretation, enforcement or defense of Indemnitee's rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to Indemnitee hereunder. Accordingly, without limiting the generality or effect of any other provision hereof, if it should appear to Indemnitee that the Corporation has failed to comply with any of its obligations under this Agreement or in the event that the Corporation or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Indemnitee the benefits provided or intended to be provided to Indemnitee hereunder, the Corporation irrevocably authorizes Indemnitee from time to time to retain counsel of Indemnitee's choice, at the expense of the Corporation, to advise and represent Indemnitee in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Corporation or any director, officer, shareholder or other person affiliated with the Corporation. Without respect to whether Indemnitee prevails, in whole or in part, in connection with any of the foregoing, the Corporation will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by Indemnitee in connection with any of the foregoing.

21.              Specific Performance. The parties recognize that if any provision of this Agreement is violated by the Corporation, Indemnitee may be without an adequate remedy at law. Accordingly, in the event of any such violation, Indemnitee shall be entitled, if Indemnitee so elects, to institute proceedings, either in law or at equity, to obtain damages, to enforce specific performance, to enjoin such violation, or to obtain any other relief or any combination of the foregoing as Indemnitee may elect to pursue.

22.              Binding Effect. This Agreement shall be binding upon all successors and assigns of the Corporation (including any transferee of all or substantially all of its assets and any successor by merger or operation of law) and shall inure to the benefit of the heirs, personal representatives, successors, representatives and estate of Indemnitee.

23.              Governing Law. This Agreement shall be governed by, and be construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and to be performed in such state, without giving effect to the principles of conflicts of laws (other than § 5-1401 of the New York General Obligations Law).

24.              Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

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25.              Notices.

(a) Any notice, request or other communication hereunder to or on behalf of the Corporation or Indemnitee shall be in writing and shall be delivered to the other party hereto at the address shown on the first page hereof (in the case of the Corporation, addressed to the attention of the Board). Any such notice, request or other communication shall be deemed delivered one business day after sent by Federal Express, Express Mail or similar overnight delivery service or, if sent otherwise, then upon the receipt thereof at that address.

(b)               Either address referred to in the preceding subsection may be changed from time to time in the manner specified in the preceding subsection, and thereafter notices, requests and other communications shall be delivered to the most recent address so furnished.

26.              Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

27.              Effective Date. This Agreement shall become effective on the first day on which Indemnitee commences service as a director of the Corporation.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement, or caused this Agreement to be duly executed, as of the date first written above.

FREDERICK'S OF HOLLYWOOD GROUP INC.

By:
Name:
Title:

INDEMNITEE:

Name: